SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report
(Date of earliest event reported) July 28, 1997

THE INTERGROUP CORPORATION

 DELAWARE                     1-10324                   13-3293645
(State or other         (Commission File No.)      (IRS Employer I.D. No.)
jurisdiction of
incorporation)


2121 Avenue of the Stars, Suite 2020, Los Angeles, Calif. 90067
(Address of principal executive offices)

Registrant's telephone number: (310) 556-1999

Item 6.  Resignation of Registrant's Directors

On July 3, 1997, following receipt of serious criticism of his job performance by the registrant's Chairman Chief Executive Officer and President, John V. Winfield, Howard A. Jaffe, who was at that time General Counsel, an officer and director of the registrant, sent a letter to registrant's Board of Directors which purported to detail certain alleged improprieties pertaining to Mr. Winfield and certain other personnel of registrant and which made certain demands on registrant. On July 10, 1997, registrant's counsel responded to such letter asking Mr. Jaffe to specify such alleged improprieties and to explain how they could have occurred while Mr. Jaffe was serving as registrant's Chief Operating Officer and General Counsel and why he had not raised them earlier. On July 17, 1997 Mr. Jaffe responded to such letter and made further allegations of improprieties. On July 24, 1997, Mr. Jaffe tendered his resignation as an officer of the registrant.

On July 25, 1997, the Board of Directors of registrant (with Mr. Jaffe not in attendance) authorized its Audit and Finance Committee and Administrative and Compensation Committee (comprised of the registrant's directors other than Messrs. Winfield and Jaffe) (collectively the "Committee") to conduct a thorough independent investigation of Mr. Jaffe's allegations and Mr. Jaffe's job performance.

On July 28, 1997, after being informed of the Board's action, Mr. Jaffe tendered his resignation as a director of registrant. On July 29, 1997, Mr. Jaffe advised the Board that all of the issues he wished to raise were set forth in his prior correspondence.

The registrant believes that Mr. Jaffe is a disgruntled former employee of the registrant who has made demands for substantial payments from the registrant and that Mr. Jaffe's allegations of improprieties are without merit.

The Committee has commenced its investigation and on completion will report its conclusions to the Board of Directors.

Item 7.  Exhibits

17.1 Memorandum dated July 3, 1997 from Howard Jaffe to the Board of Directors of registrant.

17.2 Letter dated July 10, 1997 from Patricia L. Glaser to Howard
Jaffe.

17.3 Letter dated July 17, 1997 from Howard Jaffe to Patricia L.
Glaser.

17.4 Letter dated July 24, 1997 from Howard Jaffe to the Board of
Directors of registrant.

17.5 Letter dated July 24, 1997 from Howard Jaffe to the Board of
Directors of registrant.

17.6 Memorandum dated July 28, 1997 from Howard Jaffe to registrant.

17.7 Memorandum dated July 29, 1997 from Howard Jaffe to registrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE INTERGROUP CORPORATION


Date: August 4, 1997


/s/ John V. Winfield
John V. Winfield
Chairman, Chief Executive
Officer and President

EXHIBIT INDEX
Exhibit                                                      Page

17.1  Memorandum dated July 3, 1997 from
Howard Jaffe to the Board of
Directors of registrant                                       E-1

17.2  Letter dated July 10, 1997 from
Patricia L. Glaser to Howard Jaffe                            E-5

17.3  Letter dated July 17, 1997 from
Howard Jaffe to Patricia L. Glaser                            E-7

17.4  Letter dated July 24, 1997 from
Howard Jaffe to the Board of
Directors of registrant                                      E-15

17.5  Letter dated July 24, 1997 from
Howard Jaffe to the Board of
Directors of registrant                                      E-16

17.6  Memorandum dated July 28, 1997 from
Howard Jaffe to registrant                                   E-17

17.7  Memorandum dated July 29, 1997 from
Howard Jaffe to registrant                                   E-18

E-1
Howard A. Jaffe
2131 Century Park Lane #315
Los Angeles, California  90067
(310) 277-2052

To:  Members of the Board of Directors of the InterGroup Corporation
From:  Howard A. Jaffe
Date:  July 3, 1997

John V. Winfield has purported to terminate me today as Chief Operating Officer of InterGroup. He had me removed by the security services of our office building because I refused to adhere to his directive not to communicate with you except under specified parameters or accept the termination. His reasons for doing the above are so that I can no longer be in a position to disclose his actions which are detrimental to you and to our shareholders. They include providing a no show job for his sister at company expense, maintaining and charging a housekeeper at company expense, trading for his own account and that of his father, sister and others at company expense, usurping both profit and personnel of the company belonging to shareholders for his personal use, depriving shareholders of substantial profit through improper trading and other actions, incurring large travel and entertainment expenses for personal use and having the company carry and/or expense it at shareholder cost, improper SEC reporting and directing company employees to do illegal acts. He has also lied to me, and I believe others, about compensation packages and criteria, dealt with third parties in dishonorable and dishonest ways harming InterGroup's reputation and resulting in threatened or actual third party litigation against InterGroup and concomitant expense for defense. His personal conduct toward the company's employees is rude and demeaning and has cost the company the loss of competent personnel. In short, John V. Winfield is using InterGroup and its personnel as his personal property.

E-2
The following steps should be taken immediately:

1. Our accountants should be commissioned and directed to examine and company John V. Winfield's trading for himself, family members, and friends with his trading for InterGroup. Allocations of new securities issues should also be examined. Such records should be reviewed with independent outside SEC counsel to determine the amount of reimbursement Winfield and his family members should make to the company. His actions, I believe, have apparently been going at least five years and probably longer.

2. David Gonzalez should be removed and replaced at once as the company's controller because he also serves as John Valenta Winfield's personal accountant, Tamar Valenta's personal accountant and Frank Valenta's personal accountant. In such capacities, Mr. Gonzalez has had to be aware of Mr. Winfield's securities activities, and those of his family, as well as other misappropriations of corporate assets.

3. Mr. John V. Winfield should be requested to take a leave of absence from the company while the matters I have enumerated are investigated by our outside accountants and special SEC counsel. A committee of the remaining directors should be entrusted to vote his shares, and those of his family members while the full extent of his defalcations are determined.

4. Should Mr. John V. Winfield decline to step aside and allow the investigation to be made in a fair fashion, I believe the board has no alternative but to institute legal action against Mr. John V. Winfield and members of his family in the name of the corporation, and make appropriate disclosures to both the SEC and IRS.

Mr. John V. Winfield, I have reason to believe, is following similar practices with regard to his securities trading and conduct at Portsmouth Square, Inc. and Santa Fe Financial, which

E-3
could result in liability to InterGroup and its Board of Directors for placing him in a position to do so in such companies. Several of you are exposed to liability for any improper actions of his in such companies in your capacities as directors of such entities.

Enclosed is a copy of Mr. John V. Winfield's July 3, 1997, memorandum to me, as well as a copy of a letter that demonstrates his face to the world. Mr. John V. Winfield's allegations in such memo, that I am not the Chief Operating Officer of InterGroup since I was not elected as such for the past fiscal year, is absurd. Officers continue to serve until their successors are elected and qualify. His claim as to my performance in the two cases mentioned in his memo are without foundation and a product of his effort to lay a record to discredit me and serve as a basis for future termination. Needless to say, my compensation should be continued while the accountants and outside counsel confirm what I have charged to be essentially true.

I will be pleased to discuss the issues raised in this letter, as well as any other issue that you may desire to speak to me about in greater detail. I can be reached at (310) 277-2052 until further notice because, based on past allegations made by third parties against John V. Winfield and my own personal observations, I am concerned for my safety in the corporate offices.

Very truly yours,


Howard A. Jaffe

InterGroup
Corporation

Memorandum

Date:  July 3, 1997
To:    Howard A. Jaffe
From:  John V. Winfield
Re:

As of the beginning of Intergroup's new fiscal year, please be apprised of the following:

1. Other than addressing the Board orally or in writing at its request, no executive officer, other than the President, shall communicate directly with the Board.

2. As you know, the Board did not elect you as the Chief Operating Officer for either the past fiscal year or the coming fiscal year. Accordingly, you are not the Chief Operating Officer of InterGroup and you should not refer to yourself as such. You have been and continue to be general counsel of Intergroup and you should refer to yourself in this capacity.

3. Furthermore, you are aware of my great disappointment with your performance in connection with the collection of monies owed to InterGroup by Aura and the real estate purchase in Houston which was of major strategic importance to InterGroup. You were specifically told to have it close before June 30, 1997, and, of course, such closure has yet to occur because of purported environmental problems which as a result of my diligence proved to be non-existent.

Howard, you know of other issues and concerns I have expressed to you in the past and if you wish to discuss them further, please see me.

E-5
July 10, 1997

BY HAND DELIVERY AND U.S. MAIL
Howard A. Jaffe, Esq.
2131 Century Park Lane #315
Los Angeles, California 90067

Re: Intergroup Corporation

Dear Mr. Jaffe:

This office represents InterGroup Corporation. Please address all further correspondence regarding Intergroup to my attention.

We have received and reviewed your letter to InterGroup's Board of Directors dated July 3, 1997. This letter contains some serious accusations of wrongdoing on the corporation's part, including improper SEC reporting. It also accuses Mr. John Winfield of major improprieties, such as usurpation of corporate opportunities and misappropriation of corporate funds.
Curiously, however, none of these accusations is spelled out with any specificity.

Having made such serious charges, you must be prepared to back them up. You must explain exactly what improper SEC reporting has taken place and what improprieties have occurred. When you make this explanation, you will, of course, want to explain how this improper reporting and these improprieties could have occurred while you were InterGroup's Chief Operating Officer, General Counsel, and a member of its board, that is, while you were supposed to be advising the company about its legal rights and responsibilities and making sure that the company operated according to the law. Or, failing that, you will want to explain why you have not raised these concerns until now, despite having had every opportunity to communicate them to other members of the board, both at regular meetings and at any other time.

E-6
As you are a member of the California and New York bars, you will naturally recognize the liability you have created for yourself by libeling Mr. Winfield to the board. If this letter is published further, Mr. Winfield's damages will multiply exponentially. More to the point, if his ability to operate in the securities market is impaired because of your unfounded and malicious charges, InterGroup's ability to operate is likewise impaired, and the corporation will also be damaged. Given the scale of the corporation's trading, I am sure that you will appreciate the seriousness of the predicament in which any further dissemination of this letter will place you.

Moreover, as a member of the bar, you will no doubt recognize the peculiar position you occupy when you urge the board to sue Mr. Winfield, for whom you have done a great deal of personal legal work. You appear to have breached your duties as a lawyer both to the corporation -- by condoning and even participating in the improprieties you allude to in your letter -- and to Mr. Winfield as his personal attorney.

I expect to receive a full and detailed account of the accusations made in your July 3, 1997, letter by close of business on July 18, 1997. If no such account is forthcoming, we will assume that you have nothing with which to substantiate the charges. In any event, we will proceed to exercise the corporation's rights. We will be addressing your employment situation in the immediate future.

Nothing herein should be interpreted as a waiver of our client's rights, all of which are hereby expressly reserved.

I look forward to your prompt response.

Very truly yours,



PATRICIA L. GLASER

Howard A. Jaffe, Esq.
2131 Century Park Lane #315
Los Angeles, CA 90067
(310) 277-2052

July 17, 1997

Certified Mail -- R.R.R.

Patricia L. Glaser, Esq.
Christensen, White, Miller,
Fink, Jacobs, Glaser & Shapiro
2121 Avenue of the Stars
18th Floor
Los Angeles, CA 90067

Re: InterGroup And Your Letter of July 10, 1997

Dear Ms. Glaser:

By letter dated July 3, 1997, I wrote to the Board of Directors of the InterGroup Corporation ("InterGroup") expressing my concerns with respect to the conduct of John V. Winfield. In that letter I reported how I had been forcibly removed in retaliation for my complaints about Winfield's historic and ongoing breaches of fiduciary duty.

In response to that letter, l have received yours of July 10, 1997. In your response you request details from me with respect to the improprieties. However, the majority and, indeed the thrust, of your letter is clearly directed at silencing me and threatening me. Please understand that I am beyond being silenced and I will not be threatened. Your tactics may work with others. But they will not work with me.

By this letter I am going to go into some detail with respect to my charges. The information contained in this letter is supported by both third party witnesses and documents. I have

E-8
those documents in my possession. Because you have taken upon yourself the mantel of outside corporate counsel I am requesting that you provide our exchange of correspondence to the Securities & Exchange Commission and to NASDAQ. You also have, I believe, a duty to inform InterGroup's independent outside certified public accountants of my charges and your response so that an audit can be made to substantiate my charges and ascertain what further corporate opportunities were taken by Winfield and family for the fiscal year ended June 30, 1997 and prior years not covered in my examination.

Mr. Winfield has utilized corporate personnel, corporate space, corporate equipment (leased and owned) and corporate time to trade securities for himself, his father, and his sister in such a manner as to enrich himself and his family at corporate expense. He has among other things, front run the corporation in securities trades, taken preferential allocations of prime securities at corporate expense, obtained new issues personally or for his family, which were corporate opportunities. For the five year period ended June 30, 1996 a comparison between the return earned by Intergroup and Mr. Winfield and his family show an approximately fourteen million dollar difference in both realized and unrealized gain favoring Mr. Winfield and family in spite of the fact that Winfield and family began the trading period with substantially less funds than Intergroup. Your attention is directed to Exhibit A which summarizes such trading and was extracted from the trading records for such accounts, some 15 thousand trades in all.

Evidencing my charge that Mr. Winfield has appropriated corporately paid employees for his and his family's personal use as well as the knowledge of and central role played by Mr. Gonzalez in Mr. Winfield's defalcations, I direct you to Mr. Gonzalez' deposition taken on April 17, 1997, in case No. 95-CI-12385 Nancy Marie Thompson vs. InterGroup Summit Hills Inc., a copy of which you should find in InterGroup's records. Mr. Gonzalez testified, I recall, at pages 5 through 7, that as part of his duties for InterGroup he does all of the accounting of the Company, its President, the President's father, and the

E-9
President's sister.  My other charges with regard to Mr.
Winfield's use of other InterGroup employees for his personal affairs are equally true.

When I joined Intergroup it was for the purpose of running every aspect of the company except its securities operation which was to remain within the exclusive control and direction of Mr. Winfield. Mr. Winfield, himself, managed the staff consisting of, at all times, a trader, at times one or more security analysts and Mr. Gonzalez, the corporate controller. He expressly forbade examination of or questions regarding his personal portfolio by me or other officers of Intergroup on pain of instant dismissal. During my first year or so at Intergroup I busied myself with cleaning up its real estate operations and other pressing problems. Mr. Winfield, during this period and subsequently, boasted to all who would listen, inside and outside the company, that he was achieving 100% to 300% returns annually on his own securities trading. Yet the raw numbers I was seeing internally did not support that premise at all. Indeed, there appeared to be a severe cash shortage by virtue of his trading for the company and InterGroup's securities results appeared to be doing very poorly when compared to the general performance of the stock market. I tentatively concluded that Winfield was so enmeshed in the volume of his trading for Intergroup (that was creating enormous brokerage commissions and charges) that he was unable to recognize the dismal performance that was reflected in the numbers. As an aside, the monies utilized for Winfield's stock trading of Intergroup largely came from the real estate operations, the property of which was heavily mortgaged to supply funds for securities trading. Mr. Winfield insisted that the problem causing the Company's money shortfall was the poor operation of the real estate division and that his securities operation, on behalf of the Company, was carrying the Company. I had several public screaming matches with him when I told him that the problem with the Company was its securities performance and that his frenzied trading activity on behalf of the company was expensive and non-productive and that he was expending his energies for naught. Little did I know then that this frenzied churning and concomitant expense to the company permitted him to

E-10
get new issues, which he appropriated for himself and his family. Mr. Winfield publicly rebuked me in vulgar and outrageous terms, publicly humiliated me, told me that I didn't know what I was talking about, claimed that I didn't understand the financials and that the securities trading was carrying the company and giving it its value. A point finally came when the Securities and Exchange Commission required the company to disclose its security performance. This gave me the opportunity to utilize company personnel to examine and document InterGroup's performance over a five and ten year period - an action which would have cost me my position had I undertaken this task earlier. As a result of the InterGroup's staffs' efforts, Mr. Winfield's true performance in managing InterGroup's securities portfolio became known and has since been reported regularly and, I believe, accurately, in the Company's filings with the Commission. Winfield bitterly attacked me and members of the Company's staff in rude and intemperate language for developing these numbers and claimed that they were part of a plot to embarrass him, were unfair and incorrect from an accounting point of view in that Company expenses had been improperly allocated to the securities division he headed, and threatened to terminate us all for being stupid and seeking to harm him and the Company. I immediately turned to our Treasurer and director, William Nance, for assistance. Mr. Nance is a certified public accountant and a long-term friend of Mr. Winfield. He, together with Joseph Grunwald, had been part of the take-over team that took control of the Company in a hostile proxy contest in 1984/85. Mr. Nance confirmed the numbers but my efforts to get Mr. Winfield to reduce his trading for Intergroup were met with screams, curses and further claims that his securities results were yields in the 100 to 300% per year range. These claims were made both internally and to third parties in efforts to get them to merge their operations into Intergroup so that they would gain the benefits of Mr. Winfield's trading acumen. At the point I was concluding that Mr. Winfield was delusional as to his performance for the Company, I received word from some members of his staff that he did very well in his trading for himself and his family and that he was utilizing company personnel, equipment, etc., to trade for his family and himself from company premises in a

E-11
manner which favored him and his family over Intergroup. This information and Mr. Winfield's fabulous reports as to his trading prowess led me to initiate an internal examination of his activities over a multi-month period which has not as yet been totally concluded. I had neither staff nor funds nor could I obtain them without risk of immediate termination, which would have precluded me from unearthing the truth for our shareholders. As I indicated above, approximately 15,000 trades in several accounts had to be reviewed, absorbed, compared and analyzed to determine the scope of the benefit taken by Mr. Winfield and his family. Even now, I do not know what was diverted from the Company prior to the period covered in my analysis, or, for that matter, what was diverted in the fiscal year ended June 30, 1997
- which was a very good year for new issues. In order to cover himself, Mr. Winfield recently demanded that I write him a letter stating that if the Company has no money available, he could buy new issues for his own account and asked me to state that this was true in the past as well. The reality is that the Company always could and did have money available to buy new issues. Mr. Winfield's professed inability to invest several hundred thousand dollars of Company money in vacant land in Pasadena, Texas by June 30, 1997, which he complains of in his letter of July 3, 1997, may, upon examination of his trading records, be an effort to explain his acquisition of prime securities during such period for his account rather than the Company's.

When my investigation of Mr. Winfield's activities were underway but not completed, I spoke to two of my fellow directors with regard to Mr. Winfield's trading activities. When I broached the subject with our Treasurer and director, Mr. Nance, he immediately responded, "You mean his new issue allocations to himself? He was doing that when I was here." (Mr. Nance worked as an in-house Treasurer at InterGroup in the early 90's.) When I responded that he was apparently favoring himself and his family in trading as well, Mr. Nance replied that "At least I was unaware of that as Jim Fox was handling the trading for InterGroup then." He continued and said, "If John wants to do these kind of things, he should take the Company private." "I have advised him several times to go private." Recognizing my

E-12
error in confiding in him, I responded that I agreed that such kind of conduct should not occur in a public corporation. I next brought my investigation of Mr. Winfield's stock trading and new issue allocation practices to the attention of director Grunwald in December of 1996. I suggested that millions of dollars could be involved although I had no firm number at that point. Mr. Grunwald told me to stay on, complete my examination and advise him of my findings by Summer, at which point he would sue if necessary to remedy the situation. I advised him, at that time, that Mr. Nance has been aware of the situation, in part, for some time. We also discussed Tamar Valenta's no-show position and other excesses by John Winfield. We both determined that it was more important to determine how much money had been diverted from the Company than to attack Winfield over these other issues at this time. As an aside, the Tamar Valenta situation had been reported, in writing, to the Board by a departing employee at a time when my investigation of Mr. Winfield's trading activities were already underway. In any event, I continued my investigation reviewing and analyzing documents such as Mr. Gonzalez' deposition referred to earlier and interviewed corporate personnel in the expectation that upon conclusion of my investigation I would have the support of Mr. Grunwald and Ms. Roxborough, an original pre-Winfield director of the Company and one whom I was confident would act honestly when presented with my report. I also believed that Mr. Nance, when recognizing the liability Mr. Winfield had exposed him to, both at Intergroup and its affiliated companies, would consider the situation and do what was right.

In the Spring of 1997, I became aware of a number of actions that Mr. Winfield was either contemplating or taking to isolate me from the corporate staff and affairs. He barred corporate personnel from going to lunch with me or discussing any corporate business except in his presence or that of David Gonzalez. Moreover, he sought to take over alone or with Mr. Gonzalez' assistance the real estate operations as well as the entertainment operations - such as they were. He directed the staff to record and track my attendance, the parties to whom I

E-13
spoke, my whereabouts and to eavesdrop on and record my conversations. In an attempt to procure my silence, he directed me to perform mini-tasks as his supposed counsel, such as pursuing an insurance claim for damage to his old home and making a demand on a former decorator. In examining the origin of this spate of activity on his part, I discovered that my consultations with our directors as to his wrongdoing had been reported to him and that he was seeking to limit further damage and immunize himself from exposure. Mr. Winfield clearly never discussed nor confided in me with regard to his trading practices and indeed barred me from involvement on pain of dismissal. His attempted use of me as a personal attorney came after he became aware of my investigation and/or to insure himself against pursuit of one.

The July 3, 1997, letter of Mr. Winfield came in response, I believe, to my attempt to schedule a meeting with Mr. Nance on that same day for the purpose of providing him with the results of my investigation and asking him to join me and Mr. Grunwald and Ms. Roxborough in bringing Winfield's actions to an end. Mr. Nance cancelled such meeting on the morning of July 3 because he stated an employee was injured and he had to accompany him to the hospital. I believe the meeting was cancelled or Mr. Winfield issued the letter because our conversation was intercepted and reported to him by either Carol Pearson or Anna Barcello. From his letter and its directive seeking to restrict my communications with our directors, I recognized that my ability to move the directors to do what they should do in a quiet fashion and in a manner in which their reputations as well as InterGroup's would be preserved, was so compromised as to compel me to write my July 3 letter to bring these charges publicly and officially so that they would have to act or I would be released to act.

I am confident that given your predilections and historic defense of Mr. Winfield personally that the details set forth in this letter will not have any appreciable effect upon you. I therefore suggest that in addition to your putting the SEC and NASDAQ on notice, that I accompany you and the lawyer of my choice to the local office of the Securities and Exchange

E-14
Commission for a full and open discussion of these issues. I am available to do so at a mutually convenient time. If you prefer that I go to the Securities and Exchange Commission or NASDAQ without corporate counsel also present, then please let me know and I will be guided accordingly.



Howard Jaffe

Howard A. Jaffe
2131 Century Park Lane
Apartment 315
Los Angeles, California  90067
(310) 277-2052

July 24, 1997


To the Members of The Board
of Directors of The Intergroup Corp.
From: Howard A. Jaffe, Esq.
Members of the Board

Enclosed you will find a letter addressed to you.

The Notice of Meeting sent by Mr. Winfield on July 21, 1997 for July 25, 1997 at 10 A.M. I believe to be defective because it fails to state a purpose for such meeting as required by the By-laws of Intergroup. By virtue of my enclosed letter a further corrected notice will not be appropriate insofar as I personally am concerned.

H. Jaffe

E-16
Howard A. Jaffe
2131 Century Park Lane
Apartment 315
Los Angeles, California  90067
(310) 277-2052

July 24, 1997

Board of Directors
InterGroup Corporation
2121 Avenue of the Stars
Suite 2020
Los Angeles, CA  90067

Members of the Board:

Having been heretofore removed from (and/or replaced in) the offices of Chief Operating Officer and Corporate Counsel of the InterGroup Corporation by John V. Winfield for bringing certain matters to your attention as members of its Board of Directors, both orally and by letters dated July 3, 1997, and July 17, 1997, addressed either to you or to Ms. Glaser, Esq., as your corporate counsel, I hereby resign, effective immediately, as Vice Chairman of the Board of Directors of the InterGroup Corporation as Secretary thereof and from any and all positions I may hold in any of its affiliates or subsidiaries.

This resignation is made necessary because, based on Ms. Glaser's response to my letter of July 3, 1997, and conversations I have had with the Board, I believe I have been and will be unable to move you to address the very serious matters relating to Mr. Winfield's conduct and its impact on our shareholders that I have brought to your attention. I recognize that you have been long-term associates of Mr. Winfield and may be reluctant to act, but I nevertheless urge you to do your duty.

Very truly yours

Howard A. Jaffe

July 28, 1997



From:  Howard A. Jaffe

To:  The InterGroup Corporation's John Winfield
Greg C. McPherson & David Gonzalez

I will be providing you with a statement relating to my resignation as a director for including in the required SEC filing late today or tomorrow morning.

July 29, 1997


From:  Howard A. Jaffe

To:  InterGroup's SEC Report Filers

I fully apprised the Board of my reasons for resignation in two letters with extensive attachments. Rather then provide a short statement which would not do the issues justice I have concluded that it would be best to bring my issues in a direct and complete fashion in a forum that could examine my contentions and act on them.